Exhibit 99.1

               EDGAR(R) ONLINE THIRD QUARTER REVENUES INCREASE 17%

    SOUTH NORWALK, Conn., Nov. 1 /PRNewswire-FirstCall/ -- EDGAR(R) Online(R), Inc. (Nasdaq: EDGR), today announced that revenue increased 17% to $4.1 million for the quarter ended September 30, 2006, compared to $3.5 million for the same quarter last year. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

    Total revenue increased 15% to $12.2 million for the nine months ended September 30, 2006, compared to $10.6 million in the same period last year. Subscription revenue increased 16% to $7.0 million for the nine months ended September 30, 2006, compared to $6.0 million in 2005, and data licenses improved 28% to $5.0 million for the nine months ended September 30, 2006, compared to $3.9 million in 2005. Together, the increases in these segments resulted in a 21% increase in the Company's core business. As of the third quarter of 2006, the Company will refer to seat-based subscriptions as subscriptions and data sales as data licenses to better describe the recurring nature of these products.

    "Six years ago, EDGAR Online had the vision of what the future held for financial reporting and analytical tools and we began to invest in building next-generation data solutions including technologies like eXtensible Business Reporting Language (XBRL)," said Susan Strausberg, president and CEO of EDGAR Online. "Through our I-Metrix suite of products, we introduced XBRL capability for use today by investors, regulators and companies. The SEC's planned overhaul of its EDGAR System -- which incorporates XBRL -- validates our market-leading effort to put the power of interactive data into analysis-ready tools. I-Metrix already incorporates eight years of XBRL-tagged data for more than 10,000 public companies and provides multiple solutions for in-depth financial research, modeling and tracking. When we began this work, we believed in the potential for a dramatic shift in the delivery of information and are now at the forefront of bringing best-of-breed solutions to the marketplace."

    Gross margins were relatively consistent at 85% for the third quarter of 2006 compared to 86% for the third quarter of 2005, and at 85% for both the nine months ended September 30, 2006 and 2005. The Company expects gross margins to continue to exceed 80% in future periods.

    On January 1, 2006, EDGAR Online adopted SFAS 123(R), "Share Based Payment," which requires the Company to begin recording stock compensation expense based on the fair value of options granted to employees. The expense is recognized ratably over the vesting period of the related options and is included in the same line item as cash compensation expenses of the same employees. As a result, the Company recorded $249,000 of stock compensation expense in the third quarter of 2006 and $776,000 for the nine months ended September 30, 2006, which are reflected in operating loss.

    Net loss for the third quarter was ($1.5 million) or ($0.06) per share, which stayed the same as the net loss of ($1.5 million) or ($0.06) per share in the same quarter last year. Net loss for the nine months ended September 30, 2006 was ($4.4 million) or ($0.17) per share, compared to a net loss of ($3.7 million) or ($0.16) per share in the same period last year. The increase in net loss for the nine months ended September 30, 2006 from the prior year reflects the adoption of SFAS 123(R) and the Company's continued increases in product development and sales and marketing expenses associated with the I-Metrix suite of products.

    Deferred revenue increased 11% to $4.1 million in the third quarter of 2006, compared to $3.7 million in the third quarter of 2005. Part of the growth in deferred revenue is related to sales of the I-Metrix suite of products and the Company's XBRL solutions. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future periods as the Company's subscription and data products are utilized. At September 30, 2006, cash, cash equivalents and short term investments totaled $3.9 million compared to $5.3 million at December 31, 2005. The Company has no debt other than normal operating payables and accrued expenses.

KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                                    Three Months Ended       Nine Months Ended
                                   --------------------    --------------------
                                    3Q'05       3Q'06       3Q'05       3Q'06
                                   --------    --------    --------    --------
Subscriptions                      $  2,102    $  2,271    $  6,038    $  7,017
Data Licenses                         1,274       1,719       3,867       4,968
Technical Services                       47           -         376           -
Advertising and
 E-commerce                              42          74         297         196
Total Revenues                     $  3,465    $  4,064    $ 10,578    $ 12,181

Net Loss                           $ (1,501)   $ (1,462)   $ (3,720)   $ (4,359)
Interest Income, net                    (52)        (38)        (99)       (114)
Operating Loss                       (1,553)     (1,500)     (3,819)     (4,473)
Stock Compensation                        -         249           -         776
Amortization and
 Depreciation                           500         443       1,445       1,346
EBITDA                             $ (1,053)   $   (808)   $ (2,374)   $ (2,351)

Net Loss per share                 $  (0.06)   $  (0.06)   $  (0.16)   $  (0.17)

EBITDA per share                   $  (0.04)   $  (0.03)   $  (0.10)   $  (0.09)

    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. EBITDA also excludes the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate EBITDA in the same manner, the Company's definition of EBITDA might not be consistent with that of other companies.

    EDGAR Online will hold its quarterly conference call to review results for the third quarter ended September 30, 2006 today, Wednesday, November 1, 2006, at 5 p.m. EST. Susan Strausberg, president and CEO, and Greg D. Adams, COO and CFO, will host the call. To participate, please call: (866) 585-6398 (toll-free for domestic callers) or (416) 849-9626 (international callers). The call will also be broadcast simultaneously over the Internet at http://www.edgar-online.com/investor/. Investors also have the option of calling
(866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 248479, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. on November 1, 2006.

    About EDGAR(R) Online, Inc.

    EDGAR Online, Inc. (Nasdaq: EDGR), http://www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.

    EDGAR(R) is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

                             FINANCIAL TABLES FOLLOW

                               EDGAR Online, Inc.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                    Three Months Ended       Nine Months Ended
                                       September 30,           September 30,
                                   --------------------    --------------------
                                     2005        2006         2005       2006
                                   --------    --------    --------    --------
Revenues:
  Subscriptions                    $  2,102    $  2,271    $  6,038    $  7,017
  Data licenses                       1,274       1,719       3,867       4,968
  Technical services                     47           -         376           -
  Advertising and e-commerce             42          74         297         196
Total revenues                        3,465       4,064      10,578      12,181

Total cost of sales  (includes
 stock-based employee
 compensation expense of $8 for
 the three months ended
 September 30, 2006 and $30 for
 the nine months ended
 September 30, 2006)                    487         603       1,537       1,828

Gross profit                          2,978       3,461       9,041      10,353

Sales and marketing (includes
 stock-based employee
 compensation expense of $71 for
 the three months ended
 September 30, 2006 and $213 for
 the nine months ended
 September 30, 2006)                  1,210       1,358       3,495       3,888
Product development (includes
 stock-based employee
 compensation expense of $14 for
 the three months ended
 September 30, 2006 and $47 for
 the nine months ended
 September 30, 2006)                    697         926       1,783       2,846
General and administrative
 (includes stock-based employee
 compensation expense of $156
 for the three months ended
 September 30, 2006 and $486 for
 the nine months ended
 September 30, 2006)                  2,124       2,234       6,137       6,746
Amortization and depreciation           500         443       1,445       1,346
Total operating expenses              4,531       4,961      12,860      14,826

    Operating loss                   (1,553)     (1,500)     (3,819)     (4,473)

Interest income, net                     52          38          99         114
    Net loss                       $ (1,501)   $ (1,462)   $ (3,720)   $ (4,359)
Weighted average
 shares outstanding -
 basic and diluted                   24,957      25,706      23,616      25,392
Net loss per share -
 basic and diluted                 $  (0.06)   $  (0.06)   $  (0.16)   $  (0.17)

                               EDGAR Online, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                   December 31,   September 30,
                                                       2005           2006
                                                   ------------   -------------
                                                                   (unaudited)
Assets

Cash, cash equivalents and investments             $      5,334   $       3,862
Accounts receivable, net                                  2,296           2,588
Other assets                                                271             484
  Total current assets                                    7,901           6,934

Property and equipment, net                               1,238           1,047
Goodwill                                                  2,189           2,189
Intangible assets, net                                    6,690           5,755
Other assets                                              1,237           1,198
  Total assets                                     $     19,255   $      17,123

  Liabilities and Stockholders' Equity

Accounts payable and accrued expenses              $      2,439   $       1,802
Deferred revenues                                         3,450           4,079
  Total current liabilities                               5,889           5,881

Stockholders' equity:
Common stock                                                262             270
Treasury stock                                           (1,881)         (2,132)
Additional paid-in capital                               66,873          69,351
Accumulated deficit                                     (51,888)        (56,247)
  Total stockholders' equity                             13,366          11,242

Total liabilities and stockholders' equity         $     19,255   $      17,123

SOURCE  EDGAR Online, Inc.
    -0-                             11/01/2006
    /CONTACT: Greg Adams, COO and CFO of EDGAR(R) Online(R), Inc., +1-203-852-5666, gadams@edgar-online.com /
    /Web site:  http://www.edgar-online.com /